CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 4, 2000, relating to the financial statements and financial highlights which appears in the June 30, 2000 Annual Report to Shareholders of Millennium Funds, Inc. (consisting of the Millennium Growth Fund and the Millennium Growth and Income Fund) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements".


PricewaterhouseCoopers LLP

New York, New York
October 26, 2000